Exhibit 99

Press Release                                   Source: Chell Group Corporation

Chell Group and NewMarket Technology Inc. Announce 51% Stock Acquisition of LOGICORP

August 4 2004, 2:00pm ET

Calgary, August 4, 2004. CHELL GROUP CORPORATION (CHEL.PK), a technology holding company, and NewMarket Technology, Inc. (OTCBB: NMKT). announced today that NewMarket has acquired 51% of LOGICORP, a Chell Group subsidiary, in a Stock Acquisition.

The sale of LOGICORP Data Systems Ltd. includes the sale of LOGICORP Services Ltd. LOGICORP Data and LOGICORP Services operate cooperatively under the same management to provide clients comprehensive information technology integration and support services. NewMarket acquired 51% of the issued and outstanding stock of LOGICORP in exchange for $2.1 million. NewMarket will pay $1.1 million in cash and $1 million will be paid according to the terms of a $1 million, 24-month promissory note.

An updated LOI was executed on June 30 following a mutual due diligence engagement. In light of the prevailing financial markets and in a mutual commitment to a common business vision, NewMarket and the LOGICORP shareholders agreed to a further modification of the acquisition terms previously updated on June 30. In the acquisition announced today, NewMarket has exchanged only cash and debt for 51% of the issued and outstanding stock of LOGICORP. NewMarket has not issued any NewMarket stock in this transaction. Chell Group shareholders have the opportunity to receive NewMarket stock based on the operating performance of LOGICORP over the next twelve months provided LOGICORP achieves a minimum of $18 million in sales with operating profit of break even or better in the twelve months following this initial stock acquisition.


About Chell Group Corporation:

Chell Group Corporation (www.chell.com) is a technology holding company. Chell Group's holdings includeLogicorp http://www.logicorp.ca, and eTelligent Solutions Inc. http://www.esicanada.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market conditions and growth rates.